Exhibit 10.4

DORMAN PRODUCTS, INC.

PERFORMANCE RESTRICTED STOCK AWARD

This is a Performance Restricted Stock Award (this “Award”) dated [                    ] (the “Grant Date”) from Dorman Products, Inc. (the “Company”) to [            ] (the “Grantee”).

1. Award of Stock. Effective as of the Grant Date, pursuant to the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan (the “Plan”), the Company hereby awards the Grantee [            ] shares of Common Stock (the “Awarded Shares”), subject to the restrictions and on the terms and conditions set forth in this Award and the Plan.

2. Lapse of Restrictions; Vesting.

(a) Except as provided in Paragraphs 2(b) and 2(c), the vesting of the Awarded Shares is contingent upon (i) the Company’s achievement of the performance target(s) set forth on Exhibit A hereto (“Performance Target(s)”) during the performance period set forth on Exhibit A hereto (“Performance Period”), and (ii) the Grantee’s continued employment with the Company and its Subsidiaries through the end of the Performance Period. Any Awarded Shares that do not become vested and nonforfeitable as provided in Exhibit A (or Paragraphs 2(b) and 2(c)) shall be forfeited. Awarded Shares will vest and become nonforfeitable only after certification by the Committee of the achievement of the Performance Targets previously established and approved by the Committee for the Performance Period.

(b) If the Grantee’s employment terminates prior to the last day of the Performance Period on account of death or Disability, a pro rata portion of the Grantee’s Awarded Shares will vest and become nonforfeitable at the end of the Performance Period to the extent the Performance Target(s) for the Performance Period are met. The pro rata portion will be determined by multiplying the Awarded Shares that would have vested at the end of the Performance Period pursuant to Section 2(a) and Exhibit A if Grantee’s employment had not terminated prior to the last day of the Performance Period by a fraction, the numerator of which is the number of the Grantee’s completed months of service during the Performance Period and the denominator of which is the number of months in the Performance Period. Thereafter, the number of Awarded Shares vested and nonforfeitable shall be rounded up to the nearest whole Share.

(c) All outstanding Awarded Shares (assuming the maximum performance level) shall become vested immediately upon the occurrence of a Change in Control of the Company.

(d) If the Grantee’s employment is terminated for Cause, whether before or after the last day of the Performance Period, the unvested Awarded Shares shall immediately be forfeited and the Grantee will have no further rights with respect to those Shares.

(e) Except as provided above, upon the termination of the Grantee’s employment prior to the last day of the Performance Period any unvested Awarded Shares will immediately and automatically, without any action on the part of the Company, be forfeited and the Grantee will have no further rights with respect to those Shares.

3. Certificates.

(a) The Company will cause the Awarded Shares to be issued in the Grantee’s name by issuance of a stock certificate or certificates. The Company may, in lieu of issuing such a certificate, arrange for the recording of Grantee’s ownership of the Awarded Shares on a book entry recordkeeping system maintained on behalf of the Company.

(b) While the Awarded Shares remain forfeitable, the Company will cause an appropriate stop-transfer order to be issued and to remain in effect with respect to the Awarded Shares. As soon as practicable following the time that any Awarded Shares become nonforfeitable (and provided that appropriate arrangements have been made with the Company for the withholding or payment of any taxes that may be due with respect to such Shares), the Company will cause that stop-transfer order to be removed.

(c) If any certificate is issued in respect of Awarded Shares, that certificate will be legended as described herein and held in escrow by the Company’s Secretary or Assistant Secretary or his or her designee. In addition, the Grantee may be required to execute and deliver to the Company a stock power with respect to those Awarded Shares. At such time as those Awarded Shares become nonforfeitable, the Company will cause a new certificate to be issued without that portion of the legend referencing the previously applicable forfeiture conditions and will cause that new certificate to be delivered to the Grantee (again, provided that appropriate arrangements have been made with the Grantee for the withholding or payment of any taxes that may be due with respect to such Shares). The Company may also condition delivery of certificates for Awarded Shares upon receipt from the Grantee of any undertakings that it may determine are appropriate to facilitate compliance with federal and state securities laws.

4. Stock Splits, etc. If, while any of the Awarded Shares remain subject to forfeiture, there occurs any merger, consolidation, reorganization, reclassification, recapitalization, stock split, stock dividend, or other similar change in the Common Stock, then any and all new, substituted or additional securities or other consideration to which the Grantee is entitled by reason of the Grantee’s ownership of the Awarded Shares will be immediately subject to the stop-transfer order and escrow contemplated by Section 3, deposited with the Company and will thereafter be included in the term “Awarded Shares” for all purposes of the Plan and this Award.

5. Rights of Participant. The Grantee shall have all the rights of a shareholder with respect to such Awarded Shares, including, but not limited to, the right to vote such shares and to receive all dividends and other distributions paid with respect to them; provided however, that any cash dividends or distributions paid on the Awarded Shares while those shares remain forfeitable will be deposited with the Company, in escrow, and distributed only when, and if, the Awarded Shares giving rise to such dividends or distributions become nonforfeitable.

6. Tax Consequences. The Grantee acknowledges that the Company has not advised the Grantee regarding the Grantee’s income tax liability in connection with the grant or vesting of the Awarded Shares or with an election under Section 83(b) of the Internal Revenue Code, as amended, with respect to the grant of the Awarded Shares. The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of the transactions contemplated by this Award.

WHILE THE COMPANY WILL EXERCISE REASONABLE EFFORTS TO ASSIST THE GRANTEE OR OTHERWISE FACILITATE ANY SECTION 83(b) ELECTION MADE BY THE GRANTEE WITH RESPECT TO THE AWARDED SHARES, THE GRANTEE ACKNOWLEDGES THAT IT IS THE GRANTEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY ANY SECTION 83(b) ELECTION.

7. Restriction on Transfer of Awarded Shares. Except for the forfeiture to the Company contemplated by Section 2 hereof, none of the Awarded Shares or any beneficial interest therein shall be transferred, encumbered, pledged or otherwise alienated or disposed of in any way until they have become nonforfeitable in accordance with Section 2 of this Award.

8. Share Legends. A legend will be placed on any certificates evidencing all the Awarded Shares, pursuant to the Plan, applicable law or otherwise.

9. Award Not to Affect Employment. The Awarded Shares granted hereunder shall not confer upon the Grantee any right to continue in service as an employee, officer or director of the Company or any subsidiary of the Company.

10. Miscellaneous.

(a) The address for the Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be the address contained in the Company’s personnel records, or such other address as the Grantee may provide to the Company by written notice.

(b) This Award may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

(c) The validity, performance, construction and effect of this Award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

(d) The Grantee hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and of the United States of America, in each case located in Philadelphia, Pennsylvania, for any actions, suits or proceedings arising out of or relating to this Award and the transactions contemplated hereby (“Litigation”) and agrees not to commence any Litigation except in any such court, and further agrees that service of process, summons, notice or document by U.S. registered mail to his respective address shall be effective service of process for any Litigation brought against him in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation in the courts of the Commonwealth of Pennsylvania or of the United States of America, in each case located in Philadelphia, Pennsylvania, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Litigation brought in any such court has been brought in an inconvenient forum.

11. Repayment. This Award shall be subject to any repayment or clawback policy of the Company that is currently in effect or that is hereinafter adopted.

12. Incorporation of Plan Terms. This Award is subject to the terms and conditions of the Plan. Such terms and conditions of the Plan are incorporated into and made a part of this Award by reference. In the event of any conflicts between the provisions of this Award and the terms of the Plan, the terms of the Plan will control. In the event, however, of any conflict between the provisions of this Award or the Plan and the provisions of an employment or change-in-control agreement between the Company and the Grantee, the provisions of the latter shall prevail, to the extent consistent with the Plan. Capitalized terms used but not defined in this Award shall have the meanings set forth in the Plan unless the context clearly requires an alternative meaning.

IN WITNESS WHEREOF, the Company has granted this Award on the day and year first above written.

DORMAN PRODUCTS, INC.

BY:

I hereby acknowledge receipt of a copy of the forgoing Award and the Plan and, having read them hereby, signify my understanding of, and my agreement with, their terms and conditions. I accept this Award in full satisfaction of any previously written or verbal promises made to me by the Company with respect to restricted stock grants.

(Name)	(Date)

DORMAN PRODUCTS, INC.

PERFORMANCE RESTRICTED STOCK AWARD

EXHIBIT A

[Performance Standard]	Performance Restricted Shares Earned
Less than [Threshold]	0
[Threshold]	[ ]
[Target Performance]	[ ]
[Maximum] or greater	[ ]
Linear Interpolation between points

For purposes of this Award:

(a) “Performance Standard” means [one or more of the following performance criteria, either individually, alternatively or in any combination, applied either to the Company as a whole or to a business segment or unit, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee in the agreement evidencing the award of restricted shares: (a) income; (b) expense; (c) operating cash flow; (d) capital spending; (e) total shareholder return, (f) growth in revenues, sales, market share, gross income, net income, pre-tax income, pre-tax pre-bonus income, stock price, and/or earnings per share, return on assets, net assets, and/or capital, working capital, free cash flow and/or after tax cash flow, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation, and amortization (EBITDA); (g) return on shareholders’ equity, return on invested capital (h) economic or shareholder value added, acquisition of assets, (i) acquisition of companies; (j) creation of new joint ventures; (k) growth in new products; (l) lower product acquisition costs and/or improvements in costs and/or expenses; and (m) other objective financial or service-based standards relevant to the Company’s business as may be established by the Committee, subject to adjustment by the Committee to eliminate the effects of: (i) non-recurring items generally excluded from earnings per share and earnings before interest, taxes and depreciation by institutional investors or analysts when evaluating the Company’s performance, such as one-time gains from asset sales, dispute or litigation charges or recoveries, impairment charges, acts of God, and restructuring charges, but including normal provisions for slow moving and obsolete inventory and accounts receivable; (ii) any acquisitions, divestitures, discontinuance of business operations, or restructuring, and (iii) the cumulative effect of any accounting changes].

“Performance Period” means [                        ].